Exhibit 99.1

MEDTOX® Scientific, Inc.
First Quarter Conference Call
April 15, 2005

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to thank those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this point I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. As we reported in our press release this morning, revenues for the quarter increased to $14.7 million, or 8% over first quarter 2004. Reported gross margin was 40.6%, compared to 42.3% last year. Net income and diluted earnings per share were flat with last year. While Kevin will provide quantitative data regarding the results, I would like to address qualitatively reasons for the lower gross margin and flat earnings, and implications for the rest of the year. While cost of services in our Laboratory Services segment increased over the first quarter of last year, that increase in and of itself is not the driving factor for the lower gross margin. In fact, cost of services was in line with our expectations. Due to the high fixed cost component of operating the laboratory — maintaining or improving gross margin is very dependent on increased revenue levels. Revenue levels in the first quarter, which are historically lower than second and third quarter, were lower than we anticipated. The quarter started with a weak performance in January and improved throughout ending with a record March, but the improvement did not totally recover the lost ground. The increase in the fixed component of cost of services in the first quarter should be relatively consistent for the rest of the year; as we enter our historically highest two quarters for revenue. In looking at the record March revenues, the implied margins for March are not only consistent with those achieved in 2004, but show improvement.

We continue to implement LEAN in the Laboratory Services segment in both sales and our clinical laboratory. We expect to realize benefits from these beginning in the second quarter.

In the Diagnostic segment, margins were lower in the current quarter compared to the first quarter of 2004. In the quarter, we completed implementation of a product conversion to replace our PROFILE®-II product line with a new and improved version. The new product began shipping in late March. We incurred additional costs during the quarter in the product transition that negatively impacted margins. Additionally, the conversion and shipping of the new product, which has been well received, occurred later than we had originally planned. We also continue to implement LEAN in our manufacturing processes in the Diagnostic segment.

We are entering the second quarter, which has historically been one of our two highest revenue quarters of the year, with new products, new client relationships, and what appears to be revenue and margin recovery momentum.

We are on track with our development of the MEDTOXScan™ electronic reader and the eChain® system, and are awaiting FDA marketing clearance on Sure-Screen®.

Kevin will now provide you with financial data for the quarter ended March 31, 2005.

Kevin Wiersma:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 8% for the quarter.

In our lab business, first quarter revenues were $11.1 million, up 9% from the first quarter of last year. The growth was driven primarily by strong March sample volume in workplace drugs-of-abuse testing. Revenues in our Specialty Laboratory Services increased 1% from the first quarter last year.

In our Diagnostic business, first quarter revenues were $3.5 million, up 5% from last year. Sales of our PROFILE®-II product line remained strong, while sales within our VERDICT®- II product line trailed last year, but showed improvement from the past two quarters.

Our overall gross margin was 40.6% in the first quarter, compared to 42.3% last year.

Our lab business operated at a 35.2% margin in the first quarter, down 90 basis points from last years 36.1%. Cost of laboratory services has been flat at $7 million in the prior three quarters, with an increase to $7.2 million in the first quarter of this year due to higher supply costs and the impact of annual wage increases. The laboratory continues to have capacity to add volume through the current infrastructure and we anticipate improved margins in the second and third quarters as revenues increase.

Margins in our Diagnostic division were 57.5% in the quarter, down from 61% last year. Diagnostic margins were impacted by costs associated with the transition to the new improved product format.

Our selling, general and administrative expenses were comparable to the first quarter of last year at $4.3 million.

Research and development expenses increased $189,000 to $598,000 in the quarter. Our increased spending in the quarter reflects increased development activity associated with our POC Diagnostic products, including our MEDTOXScan™ electronic reader, and our new improved product format.

Other expenses decreased 16% to $333,000 in the quarter and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The improvement is due to lower interest expense related to reductions in our average debt levels.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong March sales. Our days sales outstanding is at 54 days for the quarter compared to 59 days last year. In addition, our current liabilities are up due to an increase in our revolving line of credit.

This concludes our review of the Company’s financial performance.

Dick Braun:

Thank you, Kevin. We'd now be pleased to take any questions that you may have.

Brent Miley, Rutabaga Capital:

Hi, good morning. I had a couple of questions. One might be a clarification of what you guys were talking about earlier. In the Laboratory Services business it looks like, you mentioned that revenues were a little softer than expected. I’m looking at kind of the costs that you said were in-line. Would you just refresh my memory? Did you guys actually add some fixed cost capacity there or is that wage increases, because it looks like the contribution margins here were much lower than I guess I had expected. Could you talk a little bit about that? And I guess related to that, would you talk a little bit about the TPA business and kind of the size of the opportunity, how big that is for you guys?

Kevin Wiersma:

Sure Brent, this is Kevin Wiersma. I will take the first part of that question. Relative to cost of services in the laboratory segment, the increase is really due to two factors — one, annual wage increase, which is kind of a fixed cost increase and the second one is higher cost of supplies. We continue to have good capacity in the laboratory, probably around 30% which it has been pretty much in the past and going forward, so the increases there are more stepped increases and not as much related to adding additional capacity.

Brent Miley, Rutabaga Capital:

O.K., so it’s really just, it’s wages and supplies, O.K. It’s more the variable, well I guess it’s not variable, but O.K. Was there at all, in that segment, is there much of a mix issue there in terms of either kind of drugs-of-abuse versus the specialty? Was there anything in there that was not as planned or is that pretty much a non-issue?

Kevin Wiersma:

Relative to the mix, the drugs-of-abuse was a higher percentage of the revenue than it was in the first quarter of last year. Specialty Services does tend to have a slightly higher average gross margin than the drugs-of-abuse, so that did play somewhat of a factor as well.

Brent Miley, Rutabaga Capital:

O.K., and how about the opportunity to kind of ramp the top line? Obviously that's a very important factor going forward with the new TPA arrangements you guys have, the contracts you've gotten.

Jim Schoonover:

Brent, this is Jim Schoonover. As we’ve reported in two 8-K’s, MEDTOX has entered into a partnership with a number of companies that provide background checks for large corporate clients, and that includes ChoicePoint and First Advantage. Some of the value-added efficiencies MEDTOX brings to these companies are things like collection site management, our new eChain® system, density-based pricing for drug testing and our various diagnostic products, and we think the relationship with ChoicePoint, First Advantage, and other TPA’s have been strengthening and will continue to strengthen and expand over the coming months. So we think it’s a very good future opportunity for us.

Brent Miley, Rutabaga Capital:

Is that something you guys kind of expect to be gradual or is this something sort of where if you’re not an approved supplier, it will take a little while for you to gain share though or is this something that could happen reasonably quickly?

Jim Schoonover:

Well we estimate that just ChoicePoint and First Advantage by themselves control somewhere in the two to three million drug test volume level, and obviously neither organization can utilize a single lab, but they seem interested in minimizing the number of labs they work with, and MEDTOX believes we can gain a percentage of the drug testing business by continuing to provide a lot of the value added services I mentioned. It will be somewhat of a gradual ramping up, but we believe that as our implementation with them continues, we’ll see higher volume from both clients.

Brent Miley, Rutabaga Capital:

O.K., and could you post me a little bit on how the clinical trial business is going?

Jim Schoonover:

Yeah, basically we continue to grow the area as we had planned, and in the first quarter we had activity both from new and repeat sponsor companies, and as you know, we fold that into the Specialty Lab segment, but Clinical Trials continues to do well for us.

Brent Miley, Rutabaga Capital:

O.K., actually I guess I will get back in the queue, but that's helpful. Thank you.

Marcus Ortega, J.P. Turner & Company:

Good morning guys. You know I really am impressed by your ability to balance your business priorities in terms of the variations from the early part of the quarter and the strength that was exhibited in the later part. It shows absolute operating discipline that this management team has become recognized for and the company’s become profitable as a result of. I had a question but Kevin answered it for me already with the DSOs, great job on the 54 versus 59 days. The only other thing I had is in your press release in the second, actually not the second, the second paragraph refers to some new development projects and in the second of those you talked about the new FDA application for the Sure-Screen®, the last sentence of which you said the company lost market share with its VERDICT®-II devices. The question is really two parts: To who did you lose market share and with what product did you lose it against?

Jim Schoonover:

Marcus, this is Jim Schoonover. We don’t know exactly who we lost market share too, I don’t think it was one particular entity, but there’s a trend that has been present in the government market for probably a year to two years which is of the demand for a cup, so that the collection process is a little bit easier for the officers involved. The Sure-Screen® product is a cup-based product. So in addition to having lower cut-off levels that we believe that market will gravitate too, we also will be offering them a cup format which we think they will also appreciate and will help us to regain and further our market share penetration.

Marcus Ortega, J.P. Turner & Company:

So I guess the product that’s taking market share from your existing VERDICT® is other unnamable numerous companies with cup type products. Is that correct?

Jim Schoonover:

Yeah, that’s correct. There are a number of them out there, but again, none have the lower detection levels and also we believe that some of the improved enhancements that we did with our PROFILE® product line obviously also are incurred in the VERDICT® product line and we think that those improvements are going to show well in the government market as well. So we’re very optimistic about that.

Marcus Ortega, J.P. Turner & Company:

Terrific, thanks for your help.

Brent Miley, Rutabaga Capital:

Yeah, I was hoping actually to … the last callers points/questions, was wondering about the 510(k). Forgive me, could you refresh my memory, how long does that typically take at the FDA and kind of when would you expect that to launch?

Dick Braun:

Typically for these type of 510(k)‘s really looking anywhere from 90 to 120 days and we filed that, I believe, early in the first quarter, and we’ve had discussions with the FDA on some follow-up and the discussions were generally pretty rudimentary and what we believe right now is that we’ve answered most, if not all, of their questions and we’re just sort of waiting in the queue for them to administratively process the paperwork so that could be anywhere from days to probably 30 to 45 days. We would be optimistic that it may occur in the second quarter.

Brent Miley, Rutabaga Capital:

O.K., and the new enhancements that you guys mentioned with the PROFILE® product, is that in the market now? Those are all kind of being sold at this point and you mentioned transition costs and I was just wondering if you thought those were behind you or whether those will continue throughout …

Dick Braun:

No, they are behind us and that product is fully in the market and we have built inventory and we are shipping it.

Brent Miley, Rutabaga Capital:

O.K., and was some of the transition costs basically pulling back old inventory and putting in the new product? Is that kind of a typical profile on how a new product launch would work?

Dick Braun:

There are a variety of costs, but that was one component.

Brent Miley, Rutabaga Capital:

O.K., and then the other question I had for you was how are you guys doing in the hospital market? I know that you guys have been working with Cardinal and have been probably for some time now trying to gain some share against your entrenched competitor there. How has that gone and you know obviously there’s been some ugly news about Cardinal in the newspaper but I don’t think it’s in that particular part of the business, but I was just curious if you could give me an update as to what’s going on there.

Dick Braun:

As far as Cardinal, we haven’t seen any impact with regards to our relationship there in sales. Sales continue to grow in that area year over year, and I think we’d like to see them grow more rapidly and there are a couple of issues with regards to that and one is the product enhancements in terms of the run-times and the hold times and the intensity of the line and that’s attractive to the ER market and additionally as we’ve noted, we have a electronic reader in development, and that’s something that based upon talking to customers and market research, we’ve concluded will be particularly beneficial in that market in the laboratory or the ER. So I think a combination of the enhancements and the reader as it comes out later in the year, is something that we believe that we can accelerate the growth in that market.

Brent Miley, Rutabaga Capital:

O.K., so you think that what you are talking about now would actually certainly help that relationship?

Dick Braun:

That’s our belief.

Brent Miley, Rutabaga Capital:

O.K., very good and is that something that, I guess, is this something you kind of feel like you guys are done with sort of? Are you guys caught up as it were in terms of product? Is this kind of something where you guys didn’t feel like you were as competitive as anybody in the marketplace or ahead of them in terms of kind of the product itself in terms of features and as you say timing and all that good stuff?

Jim Schoonover:

I think, number one, we feel not only have we caught up, but in some cases with things like Sure-Screen®, we will jump ahead of certain parts of the market, and secondly, Brent, as you probably know, we often try to wrap other services around our devices such as laboratory confirmation services and data management capabilities and those wrap-around, value-added opportunities, we think will ultimately produce greater market share than individual device-only kinds of companies can gain.

Brent Miley, Rutabaga Capital:

O.K., one last question then I’ll be all done for the day. When you guys are looking at Quest and LabCorp, the big guys in the market, have you seen any kind of a change in their behavior or is it pretty much status quo in terms of kind of competitive environment out there?

Dick Braun:

I think we view it as status quo on the competitive environment.

Brent Miley, Rutabaga Capital: O.K., thank you very much. Dick Braun: We thank you for your participation, and we look forward to speaking with you again at the end of the second quarter. 7